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Exhibit 3.59

Form 201 (revised 9/03)	[SEAL]	This space reserved for office use.
Return in Duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $300	Articles of Incorporation Pursuant to Article 3.02 Texas Business Corporation Act

Article 1—Corporate Name

The name of the corporation is as set forth below:

NeighborCare of Texas, Inc.

The name must contain the word "corporation," "company," "incorporated," or an abbreviation of one of these terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for "name availability" is recommended.

Article 2—Registered Agent and Registered Office (Select and complete either A or B and complete C)

☒ A. The initial registered agent is an organization (cannot be corporation named above) by the name of:

C T Corporation System

OR

☐ B. The initial registered agent is an individual resident of the state whose name is set forth below:

First Name	M.I.	Last Name	Suffix

C. The business address of the registered agent and the registered office address is:

Street Address	City	State	Zip Code
c/o C T Corporation System 350 N. St. Paul Street	Dallas	TX	75201

Article 3—Directors

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below:

Director 1: First Name	M.I.	Last Name	Suffix
Robert	H.	Fish

Street Address	City	State	Zip Code
101 East State Street	Kennett Square	PA	19348

Director 2: First Name	M.I.	Last Name	Suffix
George	V.	Hager	Jr.

Street Address	City	State	Zip Code
101 E. State Street	Kennett Square	PA	19348

Director 3: First Name	M.I.	Last Name	Suffix

Street Address	City	State	Zip Code

Article 4—Authorized Shares

☐ A. The total number of shares the corporation is authorized to issue is            and the par value of each of the authorized shares is $

OR (You must select and complete either option A or option B, do not select both.)

☒ B. The total number of shares the corporation is authorized to issue is            and the shares shall have no par value.

If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, the par value (or statement of no par value), and the preferences, limitations, and relative rights of each class in the space provided for supplemental information on this form.

Article 5—Duration

The period of duration is perpetual.

Article 6—Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

Supplemental Provisions/Information

Text Area: [The attached addendum, if any, is incorporated herein by reference.]

Incorporator

The name and address of the incorporator is set forth below.

Name:
NeighborCare Pharmacy Services, Inc.

Street Address	City	State	Zip Code
101 East State Street	Kennett Square	PA	19348

Effective Date of Filing

☒ This document will become effective when the document is filed by the secretary of state.

OR

☐ This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is

Execution

The undersigned incorporator signs these articles of incorporation subject to the penalties imposed by law for the submission of a false or fraudulent document.

/s/  JAMES J. WANKMILLER, SR.

Signature of incorporator: James J. Wankmiller, Sr. V.P., General Counsel & Corp. Sec.

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  Exhibit 3.59